Exhibit 19

Sierra Bancorp / Bank of the Sierra Insider Trading Policy

Printed copies are for reference only. Please refer to the electronic copy for the latest version.

Table of Contents

Statement of Purpose2

Persons Subject to the Policy2

Transactions Subject to the Policy3

Individual Responsibility3

Annual Review of the Policy3

Authority4

Administration of the Policy4

Statement of Policy4

Definition of Material Non-Public Information5

Transactions Under Company Plans7

Transactions Not Involving a Purchase or Sale7

Special and Prohibited Transactions8

Additional Procedures10

Rule 10b5-1 Plans12

Post Termination Transactions13

Consequences of Violations13

Company Assistance13

Certification13

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Statement of Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Sierra Bancorp and its subsidiaries (the “Company,” “we,” or “us”) and the handling of confidential information about the Company and the companies with which the Company does business.

It is our policy to comply with federal securities laws, which prohibit any director, officer, or employee of a publicly‐held company (such as the Company) from trading, either personally or on behalf of others, on the basis of “material, non‐public information” as defined in this Policy. These laws also generally prohibit the communication of material, non‐public information to others, except to individuals with a need to know the information for a proper business purpose. The Company prohibits trading while in possession of material non‐public information about the Company or any other publicly‐held company about which a director, officer or employee learns through his or her position with the Company. This Policy applies to any and all transactions in the securities of the Company (collectively referred to in this Policy as “Company Securities”).

Persons Subject to the Policy

This Policy applies to all executive officers, all members of the Board of Directors and all employees of the Company and its subsidiaries. In addition, this Policy applies to “temporary insiders” who enter into a confidential relationship in the conduct of the Company’s affairs and thereby gain access to material non‐public information. Examples of temporary insiders include the Company’s outside legal counsel, accountants, securities analysts, consultants, and employees of those organizations.

As an employee, consultant, contractor, executive officer or director of the Company, this Policy applies to you. This Policy also applies to your immediate family members1, anyone else who lives in your household (other than domestic employees), and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for

1 SEC rules define “Family Member” very broadly to include a person’s spouse, parents, children, and siblings, whether by blood, marriage or adoption, or anyone residing in the person’s home, excluding domestic employees, and also mothers and fathers-in-law, sons and  daughters-in-law, brothers and  sisters-in-law.

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your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Further, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Subject to the Policy

This Policy applies to transactions in the Company Securities, including the Company’s common stock, restricted stock, restricted stock units, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material non-public information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or Controlled Entity, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Annual Review of the Policy

This Policy on Insider Trading will be reviewed annually or more frequently as necessary, and either approved, or modified as required, by the Board of Directors or

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its delegated Board Committee.

Authority

Authority for implementation of this Policy is vested in the Board of Directors who by their approval have delegated such authority to the Chief Financial Officer (the “CFO”) and the President/Chief Executive Officer (the “CEO”).

Administration of the Policy

The Chief Financial Officer (“CFO”) shall serve as the Compliance Officer (the “Compliance Officer”) for the purposes of this Policy, and in their absence, the Chief Executive Officer (“CEO”) or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of the Company that no director, executive officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material non-public information relating to the Company may, directly, or indirectly through family members or other persons or entities:

●	Buy or sell, or otherwise engage in transactions in, Company Securities when in possession of material non-public information except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
●	Recommend the purchase or sale of any Company Securities;
●	Disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
●	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, executive officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public

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information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities or disclose such material non-public information to persons outside the Company until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exceptions to this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Any person subject to this Policy who is uncertain whether these or other prohibitions or restrictions apply should consult with the Compliance Officer before engaging in any transaction in the Company’s securities or the securities of another company.

Definition of Material Non-Public Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities, or if it is likely to significantly alter the total mix of publicly available information about the Company. Any information that, if made public, could reasonably be expected to affect the market price of a security is likely to be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;

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●	A change in the Company’s pricing or cost structure;
●	Major marketing changes;
●	A change in management;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Development of a significant new product, process, or service;
●	Pending/threatened significant litigation, or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer;
●	Significant changes in the Company’s loan or deposit portfolio;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
●	Changes in law and any analysis of the impact of such matters on the Company’s business or business model; or
●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

The above list is not exhaustive and many other types of information may be considered material, depending on the circumstances. The probability of whether an event will or will not occur affects the determination of whether it is material. For example, information concerning an event that would have a large effect on the Company’s stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

When Information is Considered Non-Public. Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

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Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Unit/Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or to the sale of common stock received by you as a result of the vesting.

Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the executive officer, employee or director is aware of material non-public information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

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Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, executive officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, executive officer or employee is trading based on material non-public information and focus a director’s, executive officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, executive

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officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, executive officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, executive officers and employees are prohibited from engaging in any such transactions related to Company Securities.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, directors, executive officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, executive officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Solicitation of non-insiders. Solicitation of non-insiders to purchase or sell Company Securities is prohibited at any time, unless pre-cleared in accordance with the procedures outlined below under the heading “Additional Procedures” and in compliance with applicable securities laws.  Insiders owe a fiduciary duty to the Company and are privy to information not available to non-insiders. These factors could give the solicitation of non-insiders by insiders the appearance of inappropriate or improper conduct as well as expose the Company and insider to potential liability. Accordingly, insiders are prohibited from engaging in a

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solicitation of a non-insider regarding Company Securities without pre-clearance as described below.

Additional Procedures

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety. These additional procedures are applicable to insiders and their related persons and controlled entities in addition to the prohibitions described in this Policy. Insiders include members of the Boards of Directors, as well as certain executive officers, employees, consultants and contractors who are likely to be in possession of material non-public information due to the nature of their work.  Specifically, all executive officers as well as all members of the Accounting, Finance, and Internal Audit departments, and any person who is involved in the calculation of the Company’ allowance for credit losses or related provisions, as well as their related persons and controlled entities, are insiders for the purposes of this Policy. Under special circumstances, employees who are not listed above may gain access to material non-public information and the Company may determine that such employees may also be subject to the below listed restrictions.  Such employees will be notified of such status and will be subject to the below listed restrictions for such period of time as the Company deems appropriate.

Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

Pre-clearance of a trade does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of material non-public information or from engaging in the prohibited transactions described above. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the

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Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the 15th day of the last month of each fiscal quarter and ending on the second trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second trading day following the public release of the Company’s quarterly earnings and ending on the 15th day of the last month of the current fiscal quarter. Even during the Window Period, any person possessing material non-public information should not engage in any transactions in Company Securities until the second trading day following the date of public disclosure of such information, whether or not the Company has imposed any trading restrictions applicable to such person.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material non-public information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval in accordance with the pre-clearance procedures described above.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers and/or employees. So long as the event remains material and non-public, the persons designated by the Compliance Officer may not trade Company Securities and such designated persons shall be deemed to be an "insider" for purposes of the policy described under the heading “Additional Procedures” above. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that

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situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act of 1934, as amended, provides a defense from insider trading liability under Rule 10b5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. A standing or limit order does not, by itself, qualify as a Rule 10b5-1 Plan.

Any Rule 10b5-1 Plan must be submitted for approval by the Compliance Officer in advance and, if approved, entered into within five days of receipt of approval. In addition, you are required to get approval from the Compliance Officer to modify or terminate your Rule 10b5-1 Plan.

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Post Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

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